Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this post-effective Amendment No. 4 to Registration Statement No. 333-138750 of our reports dated March 12, 2009, relating to the consolidated financial statements of Coleman Cable, Inc. and subsidiaries’, and the effectiveness of Coleman Cable, Inc. and subsidiaries’ internal control over financial reporting appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data” and “Experts” in such Prospectus.
DELOITTE & TOUCHE LLP
March 12, 2009
Chicago, Illinois